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                                                                    Exhibit 99.1

NEWS RELEASE
                                  CONTACTS:   Watson Pharmaceuticals, Inc.
                                              Sara Swee
                                              Director, Corporate Communications
                                              (909) 270-1400

                                              Morgen-Walke Associates, Inc.
                                              Jim Byers, Danielle Scheg
FOR IMMEDIATE RELEASE                         (415) 296-7383


      WATSON PHARMACEUTICALS, INC. ANNOUNCES EXPIRATION OF ITS TENDER OFFER
                         FOR SCHEIN PHARMACEUTICAL, INC.

     CORONA, CA - July 5, 2000 - Watson Pharmaceuticals, Inc. (NYSE: WPI) announced today that its tender offer for shares of common stock of Schein Pharmaceutical, Inc. (NYSE: SHP), which commenced on June 6, 2000, expired at 12:00 Midnight, New York City time on Monday, July 3, 2000, and was not extended. During the tender offer period, approximately 24,565,962 outstanding Schein shares (representing approximately 74.37% of the total outstanding Schein shares) were validly tendered and not withdrawn.

     Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the development, manufacture and sale of proprietary and off-patent pharmaceutical products. Schein Pharmaceutical, Inc., headquartered in Florham Park, NJ, is a pharmaceutical company that has a diverse portfolio of both brand and generic products.

     This press release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to Watson's or Schein's estimated or anticipated future results, product development efforts or performance or other non-historical facts are forward-looking and reflect each company's current perspective of existing trends and information. Such forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to the consummation of the proposed acquisition, risks associated with the integration of the Watson and Schein businesses after consummation of the proposed acquisition, and such other risks and uncertainties detailed in each company's filings with the Securities and Exchange Commission.

     This release and past press releases of Watson Pharmaceuticals, Inc. are available at Watson's web site at http://www.watsonpharm.com. In addition, Watson's press releases are available through PR Newswire's Company News On-Call fax service at (800) 758-5804, extension 112856, and at http://www.prnewswire.com.

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